EXHIBIT 1(F)

MERRILL LYNCH GLOBAL RESOURCES TRUST

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

      The undersigned, constituting a majority of the Trustees of Merrill Lynch Global Resources Trust (the “Trust”), a Massachusetts business trust hereby certify that the Trustees of the Trust have duly adopted the following amendment to the Trust’s Declaration of Trust.

      VOTED:   That the Declaration of Trust be and it hereby is amended to change the name of the Trust from
                        “Merrill Lynch Global Resources Trust” to “Merrill Lynch Natural Resources Trust” in the
                        following manner:

1.1	Name. The name of the trust created hereby (the “Trust”) shall be “Merrill Lynch Natural Resources Trust”, and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Trust. However, should the Trustees determine that the use of such name is not advisable, they may select such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name. Any such instrument shall have the status of an amendment to this Declaration.

      IN WITNESS WHEREOF, the undersigned, constituting a majority of the Trustees, have signed this Certificate in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as required by Article XI, Section 11.3(c) of the Declaration of Trust, as of the 1st day of November, 2000.

/s/ Terry K. Glenn Terry K. Glenn 800 Scudders Mills Road Plainsboro, New Jersey 08536	/s/ Jack B. Sunderland Jack B. Sunderland P.O. Box 7 West Cornwall, Connecticut 06796

/s/ M. Coyler Crum M. Coyler Crum 104 Westcliff Road Weston, Massachusetts 02493-1410	/s/ J. Thomas Touchton J. Thomas Touchton Suite 3405, One Tampa City Center 201 North Franklin Street Tampa, Florida 33602

/s/ Laurie Simon Hodrick Laurie Simon Hodrick 809 Uris Hall 3022 Broadway New York, New York 10027	/s/ Fred G. Weiss Fred G. Weiss 16410 Maddalena Place Delray Beach, Florida 33446

/s/ Stephen B. Swensrud Stephen B. Swensrud 2244 Windward Way Naples, Florida 34103	Arthur Zeikel 300 Woodland Avenue Westfield, New Jersey 07090

      The Declaration of Trust establishing Merrill Lynch Natural Resources Trust, dated April 12, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of Merrill Lynch Global Resources Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the "Trust Property" only shall be liable.